EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 28, 2005 relating to the financial statements (Successor and Predecessor Companies), related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Exide Technologies’ Annual Report on Form 10-K for the year ended March 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 15, 2005